Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MAIA BIOTECHNOLOGY, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF MAY, A.D. 2025, AT 11:43 O`CLOCK A.M.

Charuni Patibanda-Sanchez, Secretary of State

7003745 8100
SR# 20252561220

Authentication: 203760819
Date: 05-22-25

CERTIFICATE OF AMENDMENT
to
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
MAIA BIOTECHNOLOGY, INC.

Under Section 242 of the Delaware General Corporation Law, MAIA BIOTECHNOLOGY, INC., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), does hereby certify as follows:

FIRST: The name of the Corporation is MAIA Biotechnology, Inc. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the "**Secretary of State**") on August 3, 2018 and amended and restated on August 1, 2022 (the "**Certificate of Incorporation**").

SECOND: This Certificate of Incorporation of the Corporation is hereby amended by amending and restating ARTICLE FOURTH of the Corporation's Certificate of Incorporation in its entirety to read as follows:

> "FOURTH: This Corporation is authorized to issue two classes of shares of stock, which shall be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is 180,000,000 shares. The number of shares of Common Stock authorized is 150,000,000 shares, $0.0001 par value per share. The number of shares of Preferred Stock authorized is 30,000,000 shares, $0.0001 par value per share. The rights, privileges, preferences and restrictions of the Preferred Stock shall be as set forth in one or more resolutions providing for the issuance of such stock adopted by the Corporation's Board of Directors pursuant to authority expressly vested in it by this Article FOURTH"

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 22nd day of May, 2025.

MAIA BIOTECHNOLOGY, INC.

By: /s/ Vlad Vitoc
Name: Vlad Vitoc
Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:43 AM 05/22/2025
FILED 11:43 AM 05/22/2025
SR 20252561220 - File Number 7003745